UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRELIMINARY COPY

DATED AUGUST 28, 2026

SCHEDULE 14A

Consent Solicitation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☒	Preliminary Consent Solicitation Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Consent Solicitation Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

WASTE ENERGY CORP.

(Name of Registrant as Specified in Its Charter)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Payment of Filing Fee: ☒ No fee required.

NOTICE OF SOLICITATION OF WRITTEN CONSENT

WASTE ENERGY CORP.

3250 Oakland Hills Court

Fairfield, California 94534

To Our Stockholders:

The Board of Directors of Waste Energy Corp. (the “Company,” “we,” “us” or “our”) has approved, and is soliciting your written consent to approve, an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 400,000,000 shares to 1,600,000,000 shares (the “Authorized Share Amendment”). This solicitation is being conducted by written consent in lieu of a special meeting of stockholders, as permitted under Nevada law and the Company’s governing documents.

The record date for determining stockholders entitled to execute and deliver written consents will be stated in the definitive Consent Solicitation Statement. The preliminary form of consent included at the end of this document contains a blank for the Record Date and may not be used to submit a consent.

Definitive consent solicitation materials are expected to be first sent or given to stockholders on or about September 9, 2026, subject to completion of the applicable SEC preliminary review period and any SEC comments. This preliminary statement and the preliminary form of consent included at the end of this document are not to be used to submit a consent.

Your consent is important regardless of the number of shares you own. We urge you to read the definitive Consent Solicitation Statement carefully before deciding whether to consent.

By Order of the Board of Directors

Scott Gallagher

Chairman, President and Chief Executive Officer

August 28, 2026

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION

Why am I receiving these materials? The Board of Directors is soliciting your written consent to approve the Authorized Share Amendment without a stockholders’ meeting, as permitted under Section 78.320(2) of the Nevada Revised Statutes (“NRS”) and Section 2.11 of the Company’s Bylaws. NRS 78.320(2) permits action without a meeting through written consent signed by stockholders holding at least a majority of the voting power unless a different proportion applies. The Authorized Share Amendment is also subject to NRS 78.390, which governs amendments to the articles of incorporation.

What am I being asked to consent to? A single matter: the amendment of the Company’s Articles of Incorporation to increase authorized common stock from 400,000,000 to 1,600,000,000 shares. No other matter is being submitted through this solicitation.

Who is entitled to consent? Stockholders of record as of the Record Date to be stated in the definitive Consent Solicitation Statement. As of August 27, 2026, the most recent confirmed share count available to the Company reflected 208,045,355 shares of common stock issued and outstanding. Each share is entitled to one vote/consent. The final number of shares entitled to consent will be determined as of the Record Date.

What vote is required to approve the Authorized Share Amendment? Because this solicitation is being conducted by written consent, approval requires written consents signed by holders of at least a majority of the voting power entitled to act as of the Record Date, unless a different proportion is required by the Company’s Articles of Incorporation or Bylaws. If the 208,045,355 shares reflected as outstanding as of August 27, 2026 were unchanged on the Record Date, a majority would be 104,022,700 shares. The actual threshold will be calculated using the shares outstanding and entitled to vote as of the Record Date.

When can I submit my consent? Not yet. This is a preliminary Consent Solicitation Statement. A consent card may be delivered to a stockholder only with, or after the stockholder has received, the definitive Consent Solicitation Statement filed with the SEC. The Company will begin accepting consents after the definitive materials are filed and furnished to stockholders.

How do I consent? If you are a stockholder of record as of the Record Date, after you receive the definitive Consent Solicitation Statement, complete, sign and date the definitive Consent Card and return it directly to Waste Energy Corp., 3250 Oakland Hills Court, Fairfield, California 94534, Attention: Corporate Secretary. The Company is conducting this solicitation directly and has not retained a proxy solicitation or consent tabulation agent. The Company will determine the validity and voting power represented by returned consents using its stock ledger and transfer-agent records as of the Record Date. If your shares are held through a broker, bank or other nominee in “street name,” you are not the holder of record and should not use the Company’s record-holder Consent Card unless you have obtained a valid legal proxy or other authority from the record holder.

Can I revoke my consent after I deliver it? Yes. You may revoke a previously delivered consent at any time before the Company receives consents sufficient to approve the Authorized Share Amendment by delivering a later-dated, signed written revocation to the Company at the address above.

What happens once sufficient consents are received? Once the Company receives valid written consents representing the required voting power, the Authorized Share Amendment will be deemed approved by stockholder action without a meeting. No stockholder meeting or additional stockholder vote on the Authorized Share Amendment will be required. The Company then intends to file the applicable certificate of amendment with the Nevada Secretary of State, and the increase in authorized common stock will become effective upon the effectiveness of that filing. Under NRS 78.320(3), when action is authorized by written consent, a meeting of stockholders need not be called and notice need not be given solely by reason of the written-consent action.

Who pays for this solicitation? The Company will bear the cost of preparing and conducting the solicitation. The Company expects to solicit consents directly from stockholders of record through its directors, officers and employees by mail, telephone, e-mail or personal contact, without additional compensation for those activities. The Company has not retained a proxy solicitation or consent tabulation agent for this solicitation.

THE PROPOSAL: APPROVAL OF AMENDMENT TO INCREASE AUTHORIZED COMMON STOCK

The Board of Directors is asking stockholders to consent to an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from 400,000,000 shares to 1,600,000,000 shares. The par value of the Company’s common stock would remain $0.001 per share.

Reasons for the Amendment. The Board believes the current authorization does not provide sufficient flexibility for the Company’s existing and anticipated financing and conversion obligations, working-capital needs, compensation obligations, and planned operating growth.

Management presently estimates that approximately $500,000 of additional capital may be required in the near term to service existing debt and complete commissioning and related development of the Company’s initial waste-conversion system.

Additional authorized shares may be used, subject to Board approval and applicable law, for working capital, debt service or restructuring, satisfaction of contractual and conversion obligations, completion and expansion of waste-conversion operations, compensation, future financings, acquisitions or strategic transactions, and other lawful corporate purposes.

Effect on Stockholders. Approval would authorize additional shares but would not itself issue any shares or change the number of shares currently outstanding. Future issuances could dilute the voting power, ownership percentage and economic interests of existing stockholders. Except where stockholder approval is required by law or the Company’s governing documents, the Board generally may issue authorized shares without further stockholder approval.

The availability of additional authorized shares could also have an anti-takeover or control effect if shares were issued in a manner that diluted the voting power of a person seeking control of the Company. The Board is not proposing the increase for that purpose.

No Reverse Stock Split Before January 1, 2028. If the Authorized Share Amendment is approved and becomes effective, the Board intends to adopt a formal resolution providing that through December 31, 2027 the Company will not propose, recommend, seek stockholder approval for, approve, file or implement a reverse stock split. Accordingly, under those conditions, the Company will not pursue a reverse stock split before January 1, 2028.

Effectiveness. If the Company receives the required stockholder consent, the Company intends to file the applicable certificate of amendment with the Nevada Secretary of State. The increase will become effective upon the effectiveness of that filing.

Dissenters’ or Appraisal Rights. The Company does not believe that stockholders are entitled to statutory appraisal or dissenters’ rights solely as a result of the proposed increase in authorized common stock. NRS Chapter 92A provides dissenters’ rights for specified transactions and other circumstances not presented by this proposal, subject to any rights separately provided by the Company’s governing documents.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT TO THE AUTHORIZED SHARE AMENDMENT.

INTEREST OF CERTAIN PERSONS IN THE PROPOSAL

Directors and executive officers may have interests in the Authorized Share Amendment that differ from stockholders generally to the extent additional authorized shares may be used to satisfy existing or future compensatory equity awards, contractual share obligations, conversions or other arrangements involving those persons. Approval of the Authorized Share Amendment does not itself approve or issue any shares. The Board has separately approved the management-related transactions described below, but the related shares had not been issued as of August 28, 2026.

221 Cap, LLC and Scott Gallagher. In August 2026, the disinterested directors approved a three-year Executive Consulting and Management Services Agreement with 221 Cap, LLC, an entity controlled by Scott Gallagher. The agreement provides for an annual consulting fee of $240,000, performance-based bonuses, a one-time restricted stock award of 15,000,000 shares, and an election to receive up to $40,000 per year of the annual fee in shares at the applicable market price. The 15,000,000-share award is scheduled to vest 5,000,000 shares on the effective date of the agreement, 5,000,000 shares on the first anniversary and 5,000,000 shares on the second anniversary. Mr. Gallagher disclosed his interest and abstained from the Board’s approval of the agreement and stock award. As of August 28, 2026, none of the 15,000,000 restricted shares had been issued by the Company’s transfer agent or reflected as issued in the Company’s stock ledger.

Gallagher Obligation Conversion. Separately, the disinterested directors approved the conversion and satisfaction of $37,500 of amounts owed to Mr. Gallagher at an agreed conversion price of $0.005 per share, resulting in 7,500,000 shares of common stock. The shares may be issued to Mr. Gallagher or, subject to appropriate documentation of an assignment, to 221 Cap, LLC. Mr. Gallagher disclosed his interest and abstained. As of August 27, 2026, none of the 7,500,000 conversion shares had been issued by the Company’s transfer agent or reflected as issued in the Company’s stock ledger.

EnergyFX. The Board approved a $15,000 first full-year performance and service bonus to EnergyFX, payable in lieu of cash through the issuance of 2,500,000 shares of common stock. W. Scott McBride disclosed his affiliation and financial interest in EnergyFX and abstained from approval of the transaction. As of August 27, 2026, none of the 2,500,000 EnergyFX shares had been issued by the Company’s transfer agent or reflected as issued in the Company’s stock ledger.

W. Scott McBride Obligation Conversion. The disinterested directors approved conversion of $27,500 of accrued or unpaid compensation owed to Mr. McBride at $0.005 per share, resulting in 5,500,000 shares of common stock, subject to confirmation that the amount remains validly due and owing immediately before conversion. Mr. McBride disclosed his financial interest and abstained from approval of the transaction. As of August 27, 2026, none of the 5,500,000 conversion shares had been issued by the Company’s transfer agent or reflected as issued in the Company’s stock ledger.

The foregoing Board approvals create potential interests in the Authorized Share Amendment because additional authorized shares may facilitate completion of these transactions. None of the foregoing shares is included in the Company’s issued and outstanding share count solely by reason of Board approval. For purposes of SEC beneficial-ownership disclosure, however, rights to acquire shares within 60 days may be treated as beneficial ownership even before the underlying shares are issued. The definitive Consent Solicitation Statement will update the ownership disclosure below, as appropriate, to reflect the Record Date and the treatment of any then-outstanding rights under applicable SEC rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the Company’s current management ownership information using shares presently reflected as issued in the Company’s stock ledger. Based on the most recent confirmed share count available to the Company, 208,045,355 shares of common stock were issued and outstanding as of August 27, 2026. The percentages below are calculated against that total and will be updated in the definitive Consent Solicitation Statement using the shares outstanding and entitled to vote as of the Record Date. Beneficial ownership is determined in accordance with SEC rules and generally includes shares over which a person has voting or investment power and certain shares the person has a right to acquire within 60 days.

Name and Position	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Scott Gallagher Chairman, President, Chief Executive Officer and Interim Chief Financial Officer	Common Stock	23,805,714	(1)	11.44%
Edmund C. Moy Director	Common Stock	1,000		nill
W. Scott McBride Director; Interim Treasurer and Secretary; President of Waste-to-Energy Operations	Common Stock	8,320,000	(2)	3.99%
All current directors and executive officers as a group (3 persons)	Common Stock	32,126,714	(3)	15.44%

(1) Reflects 1,305,714 shares currently issued and recorded as well as the Board-approved but unissued 15,000,000-share 221 Cap, LLC restricted stock award valued at $.005 or the 7,500,000 Gallagher obligation-conversion shares at $.005 described above. The definitive filing will include any adjustment required by Rule 13d-3 for rights to acquire shares within 60 days.

(2) Reflects 320,000 shares currently issued and recorded in his wife’s name as well as the Board-approved but unissued 6,000,000-share McBride obligation conversion at $.005. It also does not include the 2,500,000 EnergyFX bonus shares; any attribution of EnergyFX shares to Mr. McBride will depend on the applicable SEC beneficial-ownership analysis.

(3) Based on the issued and unissued shares shown in the table and subject to the same Rule 13d-3 updates described in notes (1) and (2).

5% Beneficial Owners. Based on the Company's records currently available, the Company is not aware of any person, other than the management holders identified above, who beneficially owns more than 5% of the Company's common stock. This disclosure will be updated in the definitive filing as of the Record Date.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

The Company has not yet established the date of its next annual meeting. Because the Company did not hold a regularly scheduled annual meeting in the immediately preceding year, a stockholder proposal intended for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and send its proxy materials for that meeting. The Company will announce or disclose applicable deadlines for proposals submitted outside Rule 14a-8, director nominations, and notices under Rule 14a-19 when the date of the next annual meeting is established. Stockholder submissions should be sent to Waste Energy Corp., 3250 Oakland Hills Court, Fairfield, California 94534, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual and quarterly reports, current reports, proxy materials and other information with the Securities and Exchange Commission. These filings are available through the SEC’s EDGAR database at www.sec.gov. The Company’s SEC file number is 000-55049.

PRELIMINARY COPY - NOT FOR USE

WASTE ENERGY CORP.

WRITTEN CONSENT OF STOCKHOLDER

IN LIEU OF A SPECIAL MEETING

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WASTE ENERGY CORP.

The undersigned, being a holder of record of common stock of Waste Energy Corp. (the “Company”) as of the close of business on ____________________, 2026 (the “Record Date”), hereby takes the action indicated below by written consent without a meeting, upon the terms described in the Company’s definitive Consent Solicitation Statement. This Consent Card will be counted only for shares for which the signer was the holder of record on the Record Date, or for which the signer has valid authority to act on behalf of the holder of record.

PROPOSAL 1 - AUTHORIZED SHARE AMENDMENT

To approve an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from 400,000,000 shares to 1,600,000,000 shares, with the par value remaining $0.001 per share, as described in the definitive Consent Solicitation Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IF THIS CONSENT IS SIGNED, DATED AND RETURNED WITHOUT A BOX MARKED, IT WILL BE TREATED AS A CONSENT FOR PROPOSAL 1.

Name of Record Holder (print)	Number of Shares Held of Record

Signature of Record Holder	Date

Name of Joint Record Holder, if any (print)	Signature of Joint Record Holder, if any

Name of Entity/Fiduciary, if applicable	Title/Capacity of Authorized Signatory

Signature of Authorized Signatory	Date

Telephone or E-mail (optional, for verification only)	Account/Certificate No. (optional)

Please sign exactly as your name appears on the Company’s stock records. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or other representative, give your full title or capacity. Unless a lesser number is expressly indicated and accepted by the Company, a valid consent will apply to all shares registered in the undersigned’s name as of the Record Date.

RETURN OF DEFINITIVE CARD: Return the signed and dated definitive Consent Card directly to Waste Energy Corp., 3250 Oakland Hills Court, Fairfield, California 94534, Attention: Corporate Secretary. This card is intended for holders of record as of the Record Date stated in the definitive Consent Solicitation Statement. If your shares are held in street name through a broker, bank or other nominee, do not use this record-holder card unless you have obtained a valid legal proxy or other authority from the record holder.

REVOCATION: A previously delivered consent may be revoked by delivering a later-dated signed written revocation to the Company before the Company receives consents sufficient to approve the proposal.

PRELIMINARY COPY - THIS FORM MAY NOT BE USED TO SUBMIT A CONSENT.